EXHIBIT 10.19















                   CONTINENTAL AIRLINES, INC.

                   DEFERRED COMPENSATION PLAN




















                    As Amended and Restated
                   Effective February 8, 2000

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                       TABLE OF CONTENTS
ARTICLE                                                    PAGE


I     - Definitions and Construction . . . . . . . . . .     I-1

II    - Participation  . . . . . . . . . . . . . . . . .    II-1

III   - Account Credits and Allocations of Income
        or Loss  . . . . . . . . . . . . . . . . . . . .    III-1

IV    - Deemed Investment of Funds . . . . . . . . . . .    IV-1

V     - Determination of Vested Interest . . . . . . . .     V-1

VI    - In-Service Distributions . . . . . . . . . . . .    VI-1

VII   - Termination Benefits . . . . . . . . . . . . . .   VII-1

VIII  - Administration of the Plan . . . . . . . . . . .  VIII-1

IX    - Administration of Funds. . . . . . . . . . . . .    IX-1

X     - Nature of the Plan . . . . . . . . . . . . . . .     X-1

XI    - Miscellaneous  . . . . . . . . . . . . . . . . .    XI-1

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                  CONTINENTAL AIRLINES, INC.

                   DEFERRED COMPENSATION PLAN



                      W I T N E S S E T H :


     WHEREAS, CONTINENTAL AIRLINES, INC., hereinafter referred to as the "Company," has heretofore adopted the CONTINENTAL AIRLINES, INC. DEFERRED COMPENSATION PLAN, hereinafter referred to as the "Plan," to aid certain of its employees and directors in making more adequate provision for their retirement; and

     WHEREAS, the Company desires to restate the Plan and to amend the Plan in several respects, intending thereby to provide an uninterrupted and continuing program of benefits;

     NOW THEREFORE, the Plan is hereby restated in its entirety as follows, with no interruption in time, effective as of February 8, 2000, except as otherwise indicated herein:

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                              I.

                  Definitions and Construction

     1.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(1) Account: An individual account for each Member to which is credited his Compensation deferrals pursuant to Section 3.1 and which is credited (or debited) for such account's allocation of net income (or net loss) as provided in Section 3.2.

(2) Annual Bonus: The annual incentive bonus, if any, paid in cash by the Employer to or for the benefit of a Member for services rendered or labor performed while a Member. A Member's Annual Bonus shall not include any LTIP Payment.

(3) Annual Retainer: The annual retainer paid in cash by the Company to or for the benefit of a Nonemployee Director.

(4) Base Salary: The base rate of pay paid in cash by the Employer to or for the benefit of a Member for services rendered or labor performed while a Member.

(5) Change in Control: The term "Change in Control" shall have the same meaning as is assigned to such term under the Company's
     1998 Stock Incentive Plan, as in effect on January 1, 1999

(6)  Code:  The Internal Revenue Code of 1986, as amended.

(7) Committee: The administrative committee appointed by the Human Resources Committee to administer the Plan.

(8)  Company:  Continental Airlines, Inc.

(9) Company Stock: The Class B common stock, par value $0.01 per share, of the Company.

(10) Company Stock Fund:    A Fund consisting of a deemed
     investment in Company Stock.

(11) Compensation: With respect to a Member who is a Nonemployee Director, such Member's Annual Retainer and Meeting Fees. With respect to any other Member, such Member's Annual Bonus, Base Salary, Executive Bonus, LTIP Payment, and Stay Bonus. Each component of a Member's Compensation shall be determined by including any portion thereof that such Member could have received in cash in lieu of (a) Compensation deferrals pursuant to Section 3.1 or (b) elective contributions made on his behalf by the Employer pursuant to a qualified cash or deferred arrangement (as defined in section 401(k) of the Code) or pursuant to a plan maintained under section 125 of the Code.

(12) Disability: With respect to a Member who is a Nonemployee Director, a disability that renders such Member permanently and totally unable to perform his duties as a director of the Company as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by the Committee (unless such medical opinion is waived by the Committee as unnecessary). With respect to any other Member, a disability entitling such Member to benefits under the Company's group long-term disability plan.

(13) Effective Date: February 8, 2000, as to this restatement of the Plan. The original effective date of the Plan was January 1, 1999.

(14) Election Date:  The first day of each Plan Year.

(15) Employer: The Company and any other adopting entity (which must be a Subsidiary) that adopts the Plan pursuant to the provisions of Section 2.3. As of the Effective Date, each of the Company, Continental Express, Inc., and Continental Micronesia, Inc. is an Employer.

(16) Exchange Act: The Securities Exchange Act of 1934, as amended.

(17) Executive Bonus: The quarterly incentive bonus, if any, paid in cash by the Employer to or for the benefit of a Member for services rendered or labor performed while a Member, whether pursuant to the Company's Executive Bonus Plan or otherwise.

(18) Funds: The investment funds designated from time to time for the deemed investment of Accounts pursuant to Article IV.

(19) Human Resources Committee: The Human Resources Committee of the Board of Directors of the Company.

(20) Incentive Plan 2000: The Continental Airlines, Inc. Incentive Plan 2000, as amended from time to time.

(21) Insider: A Member who is an officer or director of the Company or any Subsidiary and who is subject to Section 16(b) of the Exchange Act.

(22) LTIP:  The Continental Airlines, Inc. Long Term Incentive
     Performance Award Program, as amended from time to time, which has been established under the Incentive Plan 2000.

(23) LTIP Payment: The incentive payment, if any, paid in cash by the Employer under the LTIP to or for the benefit of a Member for services rendered or labor performed while a Member. A LTIP Payment shall not include (a) any portion of an award under the LTIP that is paid in shares of Company Stock or (b) any stock option granted in replacement of an award under the LTIP.

(24) Market Value per Share: As of any specified date, the closing sales price of the Company Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) in the principal securities market in which the Company Stock is then traded. If the Company Stock is not publicly traded at the time a determination of "Market Value per Share" is required to be made hereunder, the determination of such amount shall be made by the Committee in such manner as it deems appropriate.

(25) Member: Each Nonemployee Director who has become a Member pursuant to Article II and each other individual who has been selected by the Committee for participation in the Plan and who has become a Member pursuant to Article II.

(26) Meeting Fees: The fees paid in cash by the Company to or for the benefit of a Nonemployee Director for attending or participating in a meeting of the Company's Board of Directors or a committee thereof, acting as the chair of a committee thereof, conducting Company business in his capacity as a director on behalf of the Company at the request of the Board or the Chairman of the Board outside the United States, or such other fees paid in cash as may be paid to a Nonemployee Director from time to time for other services performed in his capacity as a director of the Company.

(27) Nonemployee Director: Each individual who is a member of the Board of Directors of the Company and who is not employed by the Employer or any Subsidiary.

(28) Performance Period: The term "Performance Period" shall have the same meaning as is assigned to such term under the LTIP.

(29) Plan:  The Continental Airlines, Inc. Deferred Compensation
     Plan, as amended from time to time.

(30) Plan Year:  The twelve-consecutive month period commencing
     January 1 of each year.

(31) Retirement Date. With respect to each Member who is a Nonemployee Director, the earlier of (a) the first date upon which such Member has completed 10 years of service (whether or not completed consecutively) as a Nonemployee Director or
     (b) the date upon which such Member has attained 65 years of age. With respect to each other Member, the earlier of (i) the first date upon which such Member has both attained 50 years of age and completed 20 or more years of service for vesting purposes under the Continental Airlines Retirement Plan, (ii) the first date upon which such Member has both attained 55 years of age and completed 10 or more years of service for vesting purposes under the Continental Airlines Retirement Plan, or (iii) the date upon which such Member has attained 65 years of age.

(32) Stay Bonus: The monthly bonus, if any, paid in cash by the Employer to or for the benefit of a Member pursuant to a Stay Bonus Agreement between the Company and such Member dated as of April 14, 1998.

(33) Subsidiary: Any corporation that is a "subsidiary corporation" of the Company within the meaning of section
     424(f) of the Code.

(34) Termination of Service: With respect to each Member who is a Nonemployee Director, the termination of such Member's service on the Company's Board of Directors for any reason whatsoever. With respect to each other Member, the termination of such Member's employment with the Employer and all Subsidiaries for any reason whatsoever.

(35) Trust:  The trust established under the Trust Agreement.

(36) Trust Agreement: The agreement entered into between the Employer and the Trustee pursuant to Article X.

(37) Trust Fund: The funds and properties held pursuant to the provisions of the Trust Agreement, together with all income, profits, and increments thereto.

(38) Trustee: The trustee or trustees qualified and acting under the Trust Agreement at any time.

(39) Unforeseeable Financial Emergency: An unexpected need of a Member for cash that (a) arises from a sudden and unexpected illness or accident of the Member or of a dependent of a Member, loss of the Member's property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of such Member and
     (b) would result in severe financial hardship to such Member if his Compensation deferral election was not canceled pursuant to Section 3.1(c) and/or if a benefit payment pursuant to Section 6.2 or 7.5(b)(ii) was not permitted. Cash needs arising from foreseeable events, such as the purchase of a house or education expenses for children, shall not be considered to be the result of an Unforeseeable Financial Emergency. Further, cash needs that may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Member's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under the Plan shall not be considered to be Unforeseeable Financial Emergencies.

(40) Valuation Dates: The last business day of each calendar quarter and any other interim Valuation Date determined by the Committee on a nondiscriminatory basis.

     1.2 Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

     1.3 Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

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                              II.

                          Participation

     2.1  Participation.

          (a) Each individual who is a Nonemployee Director as of an Election Date shall be eligible to become a Member as of such Election Date. Any such Nonemployee Director may become a Member on such Election Date by executing and filing with the Committee, prior to such Election Date, the Compensation deferral election prescribed by the Committee for the Plan Year beginning on such date.

          (b) Prior to each Election Date, the Committee, in its sole discretion, shall select and notify those management or highly compensated employees of the Employer who shall be eligible to become Members as of such Election Date. Any such eligible employee may become a Member on such Election Date by executing and filing with the Committee, prior to such Election Date, the Compensation deferral election prescribed by the Committee for the Plan Year beginning on such date.

          (c) Subject to the provisions of Section 2.2, a Member shall remain eligible to defer Compensation hereunder for each Plan Year following his initial year of participation in the Plan.

     2.2 Cessation of Active Participation. Notwithstanding any provision herein to the contrary, an individual who has become a Member of the Plan (other than a Member who is a Nonemployee Director) shall cease to be entitled to defer Compensation hereunder effective as of any date designated by the Committee.
Any such Committee action shall be communicated to the affected individual prior to the effective date of such action. Such an individual may again become entitled to defer Compensation hereunder beginning on any subsequent Election Date selected by the Committee in its sole discretion.

     2.3 Adopting Entities. It is contemplated that other corporations may adopt this Plan and thereby become an Employer. Any such entity, whether or not presently existing, may become a party hereto by appropriate action of its officers without the need for approval of its board of directors, the Committee or the Human Resources Committee; provided, however, that such entity must be a Subsidiary. The provisions of the Plan shall apply separately and equally to each Employer and its employees in the same manner as is expressly provided for the Company and its employees, except that the power to appoint or otherwise affect the Committee and the Trustee and the power to amend or terminate the Plan or amend the Trust Agreement shall be exercised by the Human Resources Committee alone. Transfer of employment among Employers and Subsidiaries shall not be considered a termination of employment hereunder. Any Employer may, by appropriate action of its officers without the need for approval of its board of directors, the Committee or the Human Resources Committee, terminate its participation in the Plan. Moreover, the Human Resources Committee may, in its discretion, terminate an Employer's Plan participation at any time.

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                             III.

        Account Credits and Allocations of Income or Loss

     3.1  Member Deferrals.

          (a) In accordance with the procedures established from time to time by the Committee, a Member may elect to defer all or a portion of his Compensation for a Plan Year (or, in the case of a LTIP Payment, for the related Performance Period); provided, however, that a Member's election to defer Compensation for a Plan Year must, in the opinion of the Committee, be reasonably expected to result in a minimum deferral of $5,000 for such year. Without limiting the discretion of the Committee to establish the procedures pursuant to which Members may defer Compensation, the Committee may, in its discretion, permit a Member to (i) designate fixed or variable percentages or dollar amounts of his Compensation to be deferred throughout the Plan Year (provided that an election to defer a LTIP Payment may be designated only as a fixed percentage or dollar amount to be deferred for the related Performance Period) and (ii) make separate deferral elections with respect to one or more components of his Compensation.
Compensation for a Plan Year (or, in the case of a LTIP Payment, for the related Performance Period) not so deferred by such election shall be received by such Member in cash. A Member's election to defer an amount of his Compensation pursuant to this Section shall be made by executing and delivering to the Committee a Compensation deferral election in the form prescribed by the Committee pursuant to which the Member authorizes the Employer to reduce his Compensation in the elected amount and the Employer, in consideration thereof, agrees to credit an equal amount to such Member's Account maintained under the Plan. Compensation deferrals made by a Member shall be credited to such Member's Account as of the date upon which the Compensation deferred would have been received by such Member in cash if he had not elected to defer such amount pursuant to this Section.

          (b) A Member's Compensation deferral election shall become effective as of the Election Date which is immediately after the date the election is executed by the Member and delivered to the Committee; provided, however, that a Member's deferral elections with respect to the LTIP Payments relating to the first, second, and third Performance Periods under the LTIP shall become effective as of March 1, 2000, provided that such elections are executed by the Member and delivered to the Committee prior to such date. Subject to the provisions of Section 3.1(c), a Member's Compensation deferral election shall remain in force and effect for the entire Plan Year (or, in the case of an election to defer a LTIP Payment, for the entire Performance Period) to which such election relates; provided, however, that a Member who is eligible to receive Executive Bonuses may, in accordance with procedures established from time to time by the Committee, make a separate deferral election with respect to the Executive Bonus to be paid to such Member with respect to each of the second, third, and fourth calendar quarters of such Plan Year during the calendar month preceding each such quarter. A Member's election to defer Compensation (other than a LTIP Payment) with respect to a Plan Year shall apply to such Compensation for such year even if such Compensation is paid after the close of such Plan Year. Except as provided in the first sentence of this Section 3.1(b), a Member's election to defer a LTIP Payment shall be made prior to the beginning of the Performance Period to which such election relates, and a deferral election with respect to a LTIP Payment shall apply to such payment even if such payment is made after the close of the related Performance Period.

          (c) In the event that the Committee, upon written petition of a Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency or that such Member will, absent termination of such Member's Compensation deferral election then in effect, suffer an Unforeseeable Financial Emergency, then such Member's Compensation deferral then in effect, if any, shall be terminated as soon as administratively practicable after such determination. A Member whose Compensation deferral election has been so terminated may again elect to defer a portion of his Compensation, effective as of any subsequent Election Date, by executing and delivering to the Employer a new Compensation deferral election prior to such Election Date.

          (d) With respect to Compensation deferred by a Member for a Plan Year (or, in the case of a LTIP Payment, for the related Performance Period), such Member's Compensation deferral election shall indicate whether:

               (i) 100% of the Compensation deferred under such election and the net income (or net loss) allocated with respect thereto are to be deferred until the date of such Member's Termination of Service; or

               (ii)  a specified amount of the Compensation
     deferred under such election shall be deferred until the earlier of such Termination of Service or the last day of a Plan Year specified by such Member in such election (which specified Plan Year must end no earlier than two years after the last day of the Plan Year (or, in the case of the deferral of a LTIP Payment, no earlier than two years after the last day of the Performance Period) to which the Compensation deferral election relates), and the balance of the Compensation deferred under such election and the net income (or net loss) allocated with respect thereto are to be deferred until such Termination of Service.

A Member's elections under this Section 3.1(d) with respect to LTIP Payments shall be separate from such Member's elections with respect to the other components of his Compensation. The Committee shall establish a separate subaccount within a Member's Account for each Plan Year or Performance Period, as applicable, with respect to which such Member makes an election pursuant to clause (ii) of this Section 3.1(d), and all Compensation deferrals made by such Member with respect to such Plan Year or Performance Period, as applicable, and the net income (or net loss) allocated with respect thereto shall be credited (or debited) to such subaccount. The provisions of Section 6.1 shall apply with respect to each election by a Member pursuant to clause (ii) of this Section 3.1(d).

     3.2 Allocation of Net Income or Loss; Changes in Value Among Accounts; Company Stock.

          (a) As of each Valuation Date, the Committee shall determine the net income (or net loss) of each Fund for the period elapsed since the next preceding Valuation Date. The net income (or net loss) of each Fund since the next preceding Valuation Date shall be ascertained by the Committee in such manner as it deems appropriate, provided that such determination shall include any net increase or net decrease (whether or not realized) in the value of the assets of each such Fund since the next preceding Valuation Date (as publicly reported for any Fund that publicly reports its value or results), and may include an appropriate allocation of expenses of administering the Fund, the Trust, and the Plan.

          (b) For purposes of allocations of net income (or net loss), each Member's Account (or subaccounts) shall be divided into subaccounts to reflect such Member's deemed investment designation in a particular Fund or Funds pursuant to Article IV. As of each Valuation Date, the net income (or net loss) of each Fund, separately and respectively, shall be allocated among the corresponding subaccounts of the Members who had such corresponding subaccounts on the next preceding Valuation Date, and each such corresponding subaccount shall be credited with (or debited for) that portion of such net income (or net loss) that the value of each such corresponding subaccount on such next preceding Valuation Date was of the value of all such corresponding subaccounts on such date; provided, however, that the value of such subaccounts as of the next preceding Valuation Date shall be reduced by the amount of any payments debited thereto in accordance with Section 7.6 since the next preceding Valuation Date.

          (c) So long as there is any balance in any Account, such Account shall continue to receive allocations pursuant to this Section.

          (d) Plan provisions to the contrary notwithstanding, the provisions of this Section 3.2(d) shall be applicable with respect to allocations and accounting for deemed investments in the Company Stock Fund. All amounts that are allocated to a Member's Account under the Plan and that are to be deemed invested in the Company Stock Fund shall be deemed to have been used to purchase shares of Company Stock (including fractional shares). Shares of Company Stock that have been so deemed to have been purchased for a Member's Account shall be earmarked for the benefit of such Member. Any cash dividends that would have been received with respect to Company Stock earmarked for a Member's Account shall be deemed to have been used to purchase additional shares of Company Stock (including fractional shares) as of the date such dividends would have been received, and such additional shares shall also be earmarked for the benefit of such Member. Any Company Stock that would have been received as a result of a stock split or stock dividend shall be allocated pro rata to the Members' Accounts in proportion to the respective deemed balances of Company Stock credited to such Accounts as of the appropriate record date and, following an allocation of such shares to a Member's Account, such shares shall be earmarked for the benefit of such Member.

                              IV.

                   Deemed Investment of Funds

     4.1  Deemed Investment of Accounts.

          (a) Each Member shall designate, in accordance with the procedures established from time to time by the Committee, the manner in which the amounts allocated to his Account shall be deemed to be invested from among the Funds made available from time to time for such purpose by the Committee; provided, however, that, at all times, one of the Funds that shall be made available for purposes of this Section 4.1 shall be the Company Stock Fund. Such Member may designate one of such Funds for the deemed investment of all such amounts allocated to his Account or he may split the deemed investment of such amounts allocated to his Account among such Funds in such increments as the Committee may prescribe. If a Member fails to make a proper designation, then his Account shall be deemed to be invested in the Fund or Funds designated by the Committee from time to time in a uniform and nondiscriminatory manner.

          (b) A Member may change his deemed investment designation for future deferrals to be allocated to his Account.
Any such change shall be made in accordance with the procedures established by the Committee, and the frequency of such changes may be limited by the Committee.

          (c) A Member may elect to convert his deemed investment designation with respect to the amounts already allocated to his Account. Any such conversion shall be made in accordance with the procedures established by the Committee, and the frequency of such conversions may be limited by the Committee. No election of a conversion designation by an Insider which has the effect of increasing the total amount allocated to the Company Stock Fund may be made on a date which is less than six months following (i) the date of any prior election of a conversion designation by such Insider which had the effect of decreasing the total amount allocated to the Company Stock Fund or (ii) the date of any election by such Insider with respect to any other plan of the Employer or any subsidiary thereof which had the effect (directly or indirectly) of making a disposition on behalf of such Insider of Company Stock. No election of a conversion designation by an Insider which has the effect of decreasing the total amount allocated to the Company Stock Fund may be made on a date which is less than six months following (1) the date of any prior election of a conversion designation by such Insider which had the effect of increasing the total amount allocated to the Company Stock Fund or
(2) the date of any election by such Insider with respect to any other plan of the Employer or any subsidiary thereof which had the effect (directly or indirectly) of making an acquisition on behalf of the Insider of Company Stock.

          (d) The restrictions contained in the Plan regarding investment designations, changes, and/or conversions by Insiders respecting the Company Stock Fund are intended to comply with, and enable Insiders to rely upon, the exemption provided by Rule 16b-3 under the Exchange Act. Any future amendment to Rule 16b-3 or any successor rule promulgated by the Securities and Exchange Commission affecting the investment by Insiders in the Company Stock Fund shall be incorporated by reference herein and be deemed to be an amendment to the Plan in order that Insiders shall continue to be entitled to rely upon the exemption provided by such rule without any interruption. Notwithstanding the foregoing, the Committee or the Human Resources Committee may alter the designation, change and/or conversion restrictions applicable to an Insider, as set forth in the Plan, as a result of changes in Rule 16b-3 under the Exchange Act.

     4.2 Deemed Purchases and Sales of Company Stock. For all purposes of the Plan, all deemed purchases and sales of shares of Company Stock shall be deemed to have been made at the Market Value per Share for the date such purchase or sale was deemed to have occurred under the provisions of the Plan.

                              V.

                Determination of Vested Interest

     Except as otherwise expressly provided in the Plan, a Member shall have a 100% vested and nonforfeitable interest in his Account at all times.

                              VI.

                    In-Service Distributions

     6.1 Distribution of Certain Compensation Deferrals. With respect to each election made by a Member pursuant to Section 3.1(d)(ii), as soon as administratively practicable after the last day of the Plan Year specified by such Member in such election, such Member shall receive a distribution in a single lump sum payment in an amount equal to the lesser of (a) the amount of the distribution such Member elected to receive on such specified date pursuant to such election or (b) the value as of such specified date of the subaccount within such Member's Account that was established by the Committee in connection with such election. If a Member's Account is deemed to be invested in more than one Fund, such benefit shall be distributed pro rata from each Fund in which such Account is deemed to be invested.

     6.2 Emergency Benefit. In the event that the Committee, upon written petition of a Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency, such Member shall be entitled to a distribution in an amount not to exceed the lesser of (a) the amount determined by the Committee as necessary to meet such Member's needs created by the Unforeseeable Financial Emergency or (b) the then value of such Member's Account. Such benefit shall be paid in a single lump sum payment as soon as administratively practicable after the Committee has made its determinations with respect to the availability and amount of such benefit. If a Member's Account is deemed to be invested in more than one Fund, such benefit shall be distributed pro rata from each Fund in which such Account is deemed to be invested. If a Member's Account contains one or more deferral elections pursuant to Section 3.1(d)(ii), such benefit shall be considered to have been distributed, first, from the deferral amount with respect to which the earliest distribution would be made pursuant to Section 6.1, then, from the deferral amount with respect to which the next earliest distribution would be made pursuant to Section 6.1, and continuing in such manner until the amount of such distribution has been satisfied.

     6.3  Elective Withdrawal.

          (a) A Member may elect at any time, by following the election procedure prescribed by the Committee, to withdraw as a benefit all or a portion of his Account as of any Valuation Date, subject to a withdrawal penalty of 10% of the amount of any such withdrawal. Upon any such withdrawal, the withdrawal penalty referred to in the preceding sentence shall be forfeited to the Employer. Further, upon any such withdrawal, such Member's participation in the Plan shall terminate and no further Compensation deferrals shall be made under the Plan on behalf of such Member until the first day of the Plan Year that is at least 12 months after the date of such withdrawal. If a Member's Account is deemed to be invested in more than one Fund, such withdrawal shall be distributed pro rata from each Fund in which such Account is deemed to be invested. If a Member's Account contains one or more deferral elections pursuant to Section 3.1(d)(ii), such withdrawal shall be considered to have been distributed, first, from the deferral amount with respect to which the earliest distribution would be made pursuant to Section 6.1, then, from the deferral amount with respect to which the next earliest distribution would be made pursuant to Section 6.1, and continuing in such manner until the amount of such withdrawal (including the withdrawal penalty) has been satisfied. Notwithstanding the preceding provisions of this Section 6.3(a), a Member shall not be entitled to a withdrawal under this Section 6.3(a) if the Committee determines, in its sole discretion, that the primary purpose of such withdrawal is the cessation of Compensation deferrals under the Plan. The Committee shall consider such factors as it deems appropriate in order to make a determination pursuant to the preceding sentence, including, without limitation, the amount of the requested withdrawal, the balance in the Member's Account, the Member's Compensation deferral election then in effect, and the timing of such withdrawal request.

          (b) No election of a withdrawal of an amount allocated to the Company Stock Fund may be made by an Insider on a date which is less than six months following (i) the date of any prior election to convert such Insider's deemed investment designation which had the effect of increasing the total amount allocated to the Company Stock Fund or (ii) the date of any election by such Insider with respect to any other plan of the Employer or any subsidiary thereof which had the effect (directly or indirectly) of making an acquisition on behalf of such Insider of Company Stock.

     6.4 Restriction on In-Service Distributions. This Article VI shall not be applicable to a Member following his Termination of Service, and the amounts credited to such Member's Account shall be payable to such Member in accordance with the provisions of Article VII.

                             VII.

                      Termination Benefits

     7.1 Amount of Benefit. Upon a Member's Termination of Service, the Member, or, in the event of the death of the Member while employed by the Employer or a Subsidiary (or while serving on the Company's Board of Directors in the case of a Nonemployee Director), the Member's designated beneficiary, shall be entitled to a benefit equal in value to the balance in the Member's Account as of the Valuation Date next preceding the date the payment of such benefit is to commence pursuant to Section 7.2.

     7.2  Time of Payment.  Payment of a Member's benefit under
Section 7.1 shall commence as soon as administratively practicable after the Valuation Date coincident with or next succeeding the date of the Member's Termination of Service; provided, however, that, in a written election on the form prescribed by the Committee, a Member may elect at the time specified in Section 7.3(c) to defer the commencement of the payment of his benefit in the event of his Termination of Service prior to his Retirement Date by reason of Disability to the Valuation Date coincident with or next succeeding the earlier of (a) the date of such Member's death or (b) the date such Member attains age 65.

     7.3  Alternative Forms of Benefit Payments.

          (a) A Member's benefit under Section 7.1 shall be paid in the form of a single lump sum payment if such Member's
Termination of Service occurs prior to his Retirement Date for a reason other than Disability.

          (b) With respect to a Member whose Termination of Service occurs (i) prior to his Retirement Date by reason of Disability or (ii) on or after his Retirement Date, such Member shall receive his benefit payments in one of the following forms elected by such Member in writing on the form prescribed by the Committee at the time specified in Section 7.3(c):

               (1)   A single lump sum payment; or

               (2) Annual installment payments for a period of from two to 20 years as designated by such Member; provided, however, that in the event of such Member's death prior to the end of such period, the remaining balance in such Member's Account shall be paid as soon as administratively feasible in one lump sum payment to such Member's designated beneficiary as provided in Section 7.4. The amount of each annual installment shall be computed by dividing the unpaid balance in the Member's Account as of the Valuation Date next preceding the date of payment of such annual installment by the number of annual installments remaining.

A separate election shall be made pursuant to this Section 7.3(b) by each Member with respect to the form of distribution to be made in connection with a Termination of Service that occurs (A) prior to such Member's Retirement Date by reason of Disability or (B) on or after such Member's Retirement Date. In the event such Member fails to timely elect in accordance with Section 7.3(c) the form in which his benefit payments are to be made, such benefit payments shall be in the form of a single lump sum payment.

          (c) A Member's elections pursuant to Sections 7.2 and 7.3(b) shall be made on or before the date he first becomes a Member of the Plan. Notwithstanding the foregoing, subject to the consent of the Committee in its sole discretion, a Member may, on the form prescribed by the Committee, make one change to each of his original elections made pursuant to Sections 7.2 and 7.3(b); provided, however, that (i) upon making any such change, the aggregate balance in such Member's Account as of the Valuation Date coincident with or next succeeding such change shall be reduced by 5% and such amount shall be forfeited to the Employer and (ii) such change shall not be effective (but the penalty described in clause
(i) of this sentence shall still apply) if such Member incurs a Termination of Service on or before the date that is two years after such Member delivers the form implementing such change to the Committee.

     7.4  Designation of Beneficiaries.

          (a) Each Member shall have the right to designate the beneficiary or beneficiaries to receive payment of his benefit in the event of his death. Each such designation shall be made by executing the beneficiary designation form prescribed by the Committee and filing same with the Committee. Any such designation may be changed at any time by execution of a new designation in accordance with this Section.

          (b) If no such designation is on file with the Committee at the time of the death of the Member or such designation is not effective for any reason as determined by the Committee, then the designated beneficiary or beneficiaries to receive such benefit shall be as follows:

               (i) If a Member leaves a surviving spouse, his benefit shall be paid to such surviving spouse;

               (ii) If a Member leaves no surviving spouse, his benefit shall be paid to such Member's executor or administrator, or to his heirs at law if there is no administration of such Member's estate.

     7.5  Accelerated Pay-Out of Certain Benefits.

          (a) Notwithstanding any provision in Section 7.3(b) to the contrary, if a Member's benefit payments are to be paid in a form other than a single lump sum payment and the aggregate amount to be paid to such Member in any particular calendar year is less than $10,000, then the Committee may, in its sole discretion, elect to cause the remaining balance in such Member's Account to be paid in a single lump sum payment.

          (b) If a Member incurs a Termination of Service and such Member's benefit payments are being, or are to be, paid in a form other than a single lump sum payment, then:

               (i)   Such Member may elect at any time, by
     following the election procedure prescribed by the Committee, to receive the remaining balance in his Account (reduced by the 10% penalty described in the following sentence) in a single lump sum payment as soon as administratively feasible after the Valuation Date coincident with or next succeeding the date such Member delivers to the Committee the form prescribed by the Committee requesting such distribution. Upon such a request, the aggregate balance in such Member's Account as of such Valuation Date shall be reduced by 10% and such amount shall be forfeited to the Employer; and

               (ii) In the event that the Committee, upon written petition of such Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency, such Member shall be entitled to an emergency benefit in an amount and under conditions similar to those described in Section 6.2.

     7.6 Payment of Benefits. To the extent the Trust Fund has sufficient assets, the Trustee shall pay benefits to Members or their beneficiaries, except to the extent the Employer pays the benefits directly and provides adequate evidence of such payment to the Trustee. To the extent the Trustee does not or cannot pay benefits out of the Trust Fund, the benefits shall be paid by the Employer. Any benefit payments made to a Member or for his benefit pursuant to any provision of the Plan shall be debited to such Member's Account. All benefit payments shall be made in cash to the fullest extent practicable.

     7.7 Unclaimed Benefits. In the case of a benefit payable on behalf of a Member, if the Committee is unable, after reasonable efforts, to locate the Member or beneficiary to whom such benefit is payable, upon the Committee's determination thereof, such benefit shall be forfeited to the Employer. Notwithstanding the foregoing, if subsequent to any such forfeiture the Member or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit (without any adjustment for earnings or loss) shall be restored to the Plan by the Employer and paid in accordance with the Plan.

                             VIII.

                   Administration of the Plan

     8.1 Appointment of Committee. The general administration of the Plan shall be vested in the Committee which shall be appointed by the Human Resources Committee and shall consist of one or more persons. Any individual, whether or not an employee of the Employer, is eligible to become a member of the Committee.

     8.2 Term, Vacancies, Resignation, and Removal. Each member of the Committee shall serve until he resigns, dies, or is removed by the Human Resources Committee. At any time during his term of office, a member of the Committee may resign by giving written notice to the Human Resources Committee and the Committee, such resignation to become effective upon the appointment of a substitute member or, if earlier, the lapse of thirty days after such notice is given as herein provided. At any time during his term of office, and for any reason, a member of the Committee may be removed by the Human Resources Committee with or without cause, and the Human Resources Committee may in its discretion fill any vacancy that may result therefrom. Any member of the Committee who is an employee of the Employer shall automatically cease to be a member of the Committee as of the date he ceases to be employed by the Employer or any Subsidiary.

     8.3 Self-Interest of Members. No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act and the remaining members cannot agree, the Human Resources Committee shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he is disqualified.

     8.4 Committee Powers and Duties. The Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, and authority:

          (a) To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;

          (b) To construe in its discretion all terms, provisions, conditions, and limitations of the Plan;

          (c) To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

          (d) To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;

          (e) To determine in its discretion all questions relating to eligibility;

          (f) To determine whether and when a Member has incurred a Termination of Service, and the reason for such termination;

          (g) To make a determination in its discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder;

          (h) To receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements; and

          (i) To establish or designate Funds as investment options as provided in Article IV.

     8.5 Claims Review. In any case in which a claim for Plan benefits of a Member or beneficiary is denied or modified, the Committee shall furnish written notice to the claimant within 90 days (or within 180 days if additional information requested by the Committee necessitates an extension of the 90-day period), which notice shall:

          (a) State the specific reason or reasons for the denial or modification;

          (b) Provide specific reference to pertinent Plan provisions on which the denial or modification is based;

          (c) Provide a description of any additional material or information necessary for the Member, his beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and

          (d) Explain the Plan's claim review procedure as contained herein.

In the event a claim for Plan benefits is denied or modified, if the Member, his beneficiary, or a representative of such Member or beneficiary desires to have such denial or modification reviewed, he must, within 60 days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Member, his beneficiary, or the representative of such Member or beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within 60 days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Member, his beneficiary or the representative of such Member or beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such 60-day period, the Committee's decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review.
If an extension of time for review is required, written notice of the extension shall be furnished to the Member, beneficiary, or the representative of such Member or beneficiary prior to the commencement of the extension period.

     8.6  Dispute Resolution; Mandatory Arbitration.

          (a) If a Member or beneficiary is not satisfied with the decision of the Committee pursuant to the Plan's claims review procedure, then such Member or beneficiary may, within 180 days of receipt of the written decision of the Committee, request by written notice to the Committee that his claim be submitted to arbitration pursuant to the procedures set forth in this Section. In such event, all claims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to the Plan, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of the Plan, involving the Employer, such Member or beneficiary, and/or their respective representatives, even though some or all of such claims allegedly are extra-contractual in nature, whether such claims sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved by binding arbitration pursuant to the Federal Arbitration Act in accordance with the Commercial Arbitration Rules then in effect with the American Arbitration Association; provided, however, that the arbitrators shall use the standard of review which would be used by a federal court in reviewing a decision of the Committee under the provisions of the Employee Retirement Income Security Act of 1974. The arbitration proceeding shall be conducted in Houston, Texas. This requirement to arbitrate shall be enforceable in either federal or state court.

          (b) The enforcement of this requirement to arbitrate and all procedural aspects of the arbitration, including but not limited to, the construction and interpretation of this Section, the issues subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the Federal Arbitration Act and shall be decided by the arbitrators.
In deciding the substance of any such claims, the arbitrators shall apply the substantive laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state's law); provided, however, it is expressly provided that the arbitrators shall have no authority to award treble, exemplary, or punitive damages under any circumstances regardless of whether such damages may be available under Texas law.

          (c) Within 30 days after notice to the Committee pursuant to Section 8.6(a) to have a claim resolved by arbitration,
(i) the Member or beneficiary, as applicable, shall denominate one arbitrator and (ii) the Company shall denominate one arbitrator. The two arbitrators shall select a third arbitrator failing agreement on which within 60 days of the original notice, either the Company or the Member or beneficiary, as applicable, shall apply to the Senior Active United States District Judge for the Southern District of Texas, who shall appoint a third arbitrator. While the third arbitrator shall be neutral, the two party-appointed arbitrators are not required to be neutral and it shall not be grounds for removal of either of the two party-appointed arbitrators or for vacating the arbitrators' award that either of such arbitrators has past or present minimal relationships with the party that appointed such arbitrator. Evident partiality on the part of an arbitrator exists only where the circumstances are such that a reasonable person would have to conclude there in fact existed actual bias and a mere appearance or impression of bias will not constitute evident partiality or otherwise disqualify an arbitrator.

          (d) The three arbitrators shall by majority vote resolve all disputes between the parties. There shall be no transcript of the hearing before the arbitrators. The arbitrators' decision shall be in writing, but shall be as brief as possible. The arbitrators shall not assign the reasons for their decision. The arbitrators shall certify in their award that they have faithfully applied the terms and conditions of the Plan and that no part of their award includes any amount for treble, exemplary or punitive damages. Judgment upon any award rendered in any such arbitration proceeding may be entered by any federal or state court having jurisdiction.

          (e) The Member or beneficiary and the Employer shall share equally the costs and expenses of the arbitrators. Each party to an arbitration proceeding shall be responsible for its own costs and expenses, including its own attorneys' fees. Notwithstanding the preceding provisions of this Section 8.6(e), if, following a Change in Control, a Member or beneficiary shall obtain any money judgment in an arbitration brought by such Member or beneficiary pursuant to this Section, which money judgment is in excess of the amount determined as owed to such Member or beneficiary by the Committee pursuant to the Plan's claims review procedure, then the Employer, to the fullest extent permitted by applicable law, shall indemnify such Member or beneficiary for his share of the costs and expenses of the arbitrators and such Member's or beneficiary's reasonable attorneys' fees and disbursements incurred in such arbitration, and the Employer shall pay in full all such costs, expenses, fees, and disbursements.

     8.7 Employer to Supply Information. The Employer shall supply full and timely information to the Committee, including, but not limited to, information relating to each Member's Compensation, age, retirement, death, Disability, or other cause of Termination of Service and such other pertinent facts as the Committee may require. The Employer shall advise the Trustee of such of the foregoing facts as are deemed necessary for the Trustee to carry out the Trustee's duties under the Plan and the Trust Agreement. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Employer.

     8.8 Indemnity. To the extent permitted by applicable law, the Company shall indemnify and save harmless each member of the Committee and the Human Resources Committee against any and all expenses, liabilities and claims (including legal fees incurred to investigate or defend against such liabilities and claims) arising out of their discharge in good faith of responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct shall not be covered under this indemnity. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law.

     8.9 Change in Control. Notwithstanding any provision in the Plan to the contrary, upon the occurrence of a Change in Control, the Committee's powers and duties under the Plan shall cease to the extent, if any, such powers and duties are vested in the Trustee under the terms of the Trust Agreement.

                              IX.

                     Administration of Funds

     9.1 Payment of Expenses. All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the Committee, may be paid by the Employer and, if not paid by the Employer, shall be paid by the Trustee from the Trust Fund.

     9.2 Trust Fund Property. All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement. The Committee shall maintain one or more Accounts in the name of each Member, but the maintenance of an Account designated as the Account of a Member shall not mean that such Member shall have a greater or lesser interest than that due him by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund. No Member shall have any title to any specific asset in the Trust Fund.

     9.3 Contributions to the Trust Fund. As soon as administratively practicable after each date upon which an amount is credited to a Member's Account pursuant to Section 3.1, the Employer shall contribute an equivalent amount to the Trust Fund.

     9.4 Investment of the Trust Fund. The Committee shall have the right, power, authority, and duty to instruct the Trustee as to the management, investment, and reinvestment of the Trust Fund.

                              X.

                       Nature of the Plan

     The Employer intends and desires by the adoption of the Plan to recognize the value to the Employer of the past and present services of Nonemployee Directors and employees covered by the Plan and to encourage and assure their continued service with the Employer by making more adequate provision for their future retirement security. The establishment of the Plan is made necessary by certain benefit limitations which are imposed on the Employer's tax-qualified plans by the Employee Retirement Income Security Act of 1974 and by the Code. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for Nonemployee Directors and a select group of management or highly compensated employees of the Employer. Plan benefits herein provided are a contractual obligation of the Employer which shall be paid out of the Trust Fund or out of the Employer's general assets. Subject to the terms hereof and of the Trust Agreement, the Employer shall transfer money or other property to the Trustee to provide Plan benefits hereunder, and the Trustee shall pay Plan benefits to Members and their beneficiaries out of the Trust Fund.

     The Employer shall establish the Trust and enter into the Trust Agreement. The Employer shall remain the owner of all assets in the Trust Fund and the assets shall be subject to the claims of the Employer's creditors if the Employer ever becomes insolvent. For purposes hereof, the Employer shall be considered "insolvent" if (a) the Employer is unable to pay its debts as they become due or (b) the Employer is subject to a pending proceeding as a debtor under the United Sates Bankruptcy Code (or any successor federal statute). The chief executive officer of the Employer and its board of directors shall have the duty to inform the Trustee in writing if the Employer becomes insolvent. Such notice given under the preceding sentence by any party shall satisfy all of the parties' duty to give notice. When so informed, the Trustee shall suspend payments to the Members and hold the assets for the benefit of the Employer's general creditors. If the Trustee receives a written allegation that the Employer is insolvent, the Trustee shall suspend payments to the Members and hold the Trust Fund for the benefit of the Employer's general creditors, and shall determine within the period specified in the Trust Agreement whether the Employer is insolvent. If the Trustee determines that the Employer is not insolvent, the Trustee shall resume payments to the Members. No Member or beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund, and, upon commencement of participation in the Plan, each Member shall have agreed to waive his priority credit position, if any, under applicable state law with respect to the assets of the Trust Fund.

                              XI.

                          Miscellaneous

     11.1 Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Employer and any person or to be consideration for the employment of or service as a director by any person. Nothing herein contained shall be deemed to (a) give any person the right to be nominated to the Company's Board of Directors to serve as a director or to be retained in the employ of the Employer, (b) restrict the right of the Employer to discharge any person at any time, (c) give the Employer the right to require any person to remain in the employ of the Employer or continue service as a director, or (d) restrict any person's right to terminate his employment or service as a director at any time.

     11.2 Alienation of Interest Forbidden. The interest of a Member or his beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.

     11.3 Withholding. All Compensation deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Employer under any applicable local, state or federal law.

     11.4 Amendment and Termination. The Human Resources Committee may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Member with respect to amounts already allocated to his Account. The Human Resources Committee may terminate the Plan at any time. In the event that the Plan is terminated, the balance in a Member's Account shall be paid to such Member or his designated beneficiary in the manner specified by the Committee, which may include the payment of a single lump sum payment in full satisfaction of all of such Member's or beneficiary's benefits hereunder.

     11.5 Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof;
instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

     11.6 Guaranty. Notwithstanding any provisions of the Plan to the contrary, in the event any Subsidiary that adopts the Plan pursuant to Section 2.3 hereof fails to make payment of the benefits due under the Plan on behalf of its Members, whether directly or through the Trust, the Company shall be liable for and shall make payment of such benefits due as a guarantor of such entity's obligations hereunder. The guaranty obligations provided herein shall be satisfied directly and not through the Trust.

     11.7 Governing Laws. All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law.

     11.8 Effect of Plan Restatement. The Plan as set forth herein constitutes an amendment and restatement of the Plan as previously adopted by the Company prior to the Effective Date (the "Prior Plan"), and, except as provided below, shall supersede and replace in its entirety the Prior Plan. This amendment and restatement of the Plan shall be effective as of the Effective Date provided that the Incentive Plan 2000 is approved by the Company's stockholders in the manner required under section 162(m) of the Code at the Company's 2000 annual meeting of stockholders. Notwithstanding any provision herein to the contrary, if the Incentive Plan 2000 is not so approved by the Company's stockholders, then (a) this restatement of the Plan shall be void ab initio and the Prior Plan shall remain in full force and effect and (b) all elections by Members to defer LTIP Payments shall be void ab initio and of no further effect.

    EXECUTED this ____ day of February, 2000.



                     CONTINENTAL AIRLINES, INC.


                              By:
                                   Jeffery A. Smisek
                                   Executive Vice President